Subscription Agreement

CONNECT INVEST III LLC

NOTES

____________________________________________

SUBSCRIPTION
BOOKLET

____________________________________________

IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THE NOTES BEING OFFERED HEREBY HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CONNECT INVEST III LLC
SUBSCRIPTION BOOKLET

This booklet contains documents that must be read, executed and returned if you wish to invest in Connect Invest III LLC, a Nevada limited liability company (the “Company”). You should consult with an attorney, accountant, investment advisor or other advisor regarding an investment in the Company and its suitability for you. Please read carefully the Company’s Offering Circular (the “Offering Circular”), dated May __, 2025, relating to the offer of Notes (as defined in the Offering Circular) before deciding to subscribe.

You should examine the suitability of this type of investment in the context of your own needs, investment objectives, and financial capabilities and should make your own independent investigation and decision as to suitability and as to the risk and potential gain involved. Also, you are encouraged to consult with your own attorney, accountant, financial consultant or other business or tax advisor regarding the risks and merits of the proposed investment.

This offering is limited to investors who certify that they meet all of the qualifications set forth in the Offering Circular and these subscription documents.

If you decide to invest, please fill out, sign and return the following documents:

•	the signature page of the Subscription Agreement (the “Subscription Agreement”);
•	a completed Subscriber Qualification form; and
•	Internal Revenue Service Form W-9 (for U.S. persons) or Internal Revenue Service Form W-8 BEN (or other applicable Form W-8) (for non-U.S. persons).

What this Booklet Contains:

1.              Subscription Agreement

The Subscription Agreement is the document pursuant to which you agree to subscribe for and purchase Notes issued by the Company.

2.              Investor Questionnaire

Investors must complete the Subscriber Qualification form attached as Exhibit A of this booklet. The information is intended to establish among other things, whether you are an “qualified purchaser” within the meaning of Regulation A under the Securities Act of 1933, as amended.

3.              Internal Revenue Service Forms W-9 and W-8 BEN

Copies of these forms will be provided to you upon request. Please consult your tax advisor regarding which form (including a different Form W-8) is appropriate for you. Additional forms are available from the Internal Revenue Service website at www.irs.gov.

Please contact Manager at the following email address: www.connectinvest.com, if you have any questions.

************

Privacy Statement:

The Company considers privacy to be fundamental to its relationship with the holders of the Noes. The Company is committed to maintaining the confidentiality, integrity, and security of the personal information of the Noteholders. Its internal policies have been developed to protect this confidentiality, while allowing the Company to serve the needs of its Noteholders. The Company maintains physical, electronic and procedural safeguards designed to protect the nonpublic personal information the Company obtains about its Noteholders.

Neither the Company nor the Manager discloses nonpublic personal information about the Company’s Noteholders who are U.S. individuals or former Noteholders of the Company who are United States individuals to third parties other than as described below, as required by applicable law or as expressly permitted by the Subscription Agreement and the agreements referred to therein. The Company or the Manager may collect information about the Company’s Noteholders (such as the Noteholder’s name, address, social security number, assets and income) and their transactions with the Company (such as investments, withdrawals, performance and account balances) from discussions with Noteholders and from documents that Noteholders may deliver to the Company or the Manager such as subscription agreements. In order to provide services to the Company or the Noteholders, as the case may be, the Company and the Manager may provide a Noteholder’s personal information to their affiliates and to firms that assist them in such capacities and that have a need for such information, such as a broker, custodian, lawyer, accountant or other service provider and as permitted by law. The Company and the Manager require third party service providers and financial institutions with which the Company has relationships to protect the confidentiality of such information and to use such information only for the purposes for which the Company discloses the information to them.

CONNECT INVEST III LLC

NOTES

SUBSCRIPTION AGREEMENT

CONNECT INVEST III LLC
SUBSCRIPTION AGREEMENT

To the Undersigned Purchaser:

Connect Invest III LLC, a Nevada limited liability company (the “Company”), hereby agrees with the undersigned (“Purchaser”) as follows:

1.	Subscription for and Purchase of Notes.

1.1           Subject to the express terms and conditions of this Agreement, the Subscriber hereby irrevocably subscribes for and agrees to purchase the Notes (the “Purchase”) in the amount of the purchase price (the “Purchase Price”) set forth on the signature page to this Agreement.

1.2           The Subscriber must initially purchase at least $500 of Notes in this offering. Additional purchases of Notes must be made in $500 increments.

1.3           The offering of Notes is described in the Offering Circular, that is available through the online website platform www.connectinvest.com (the “Site”), as well as on the SEC’s EDGAR website. Please read this Agreement and the Offering Circular. While they are subject to change, as described below, the Company advises you to print and retain a copy of these documents for your records. By signing electronically below, you agree to the following terms and agree to transact business with us and to receive communications relating to the Notes electronically.

1.4           The Company has the right to reject this Subscription in whole or in part for any reason. The Subscriber may not cancel, terminate or revoke this Agreement, which, in the case of an individual, shall survive his death or disability and shall be binding upon the Subscriber, his heirs, trustees, beneficiaries, executors, personal or legal administrators or representatives, successors, transferees and assigns.

1.5           Once you make a funding commitment to purchase Notes, it is irrevocable until the Notes are issued, the Purchase is rejected by the Company, or the Company otherwise determines not to consummate the transaction.

2.	Purchase of the Notes.

2.1           The Subscriber understands that the Purchase Price is payable with the execution and submission of this Agreement, and accordingly, is submitting herewith to the Company the Purchase Price as agreed to by the Company on the Site.

2.2           If the Company returns the Subscriber’s Purchase Price to the Subscriber, the Company will not pay any interest to the Subscriber.

2.3           If this Subscription is accepted by the Company, the Subscriber agrees to comply fully with the terms of this Agreement, the Notes and all other applicable documents or instruments of the Company, including the Note Purchase Agreement (as defined below). The Subscriber further agrees to execute any other necessary documents or instruments in connection with this Subscription and the Subscriber’s purchase of the Notes.

2.4           In the event that this Subscription is rejected in full or the offering is terminated, payment made by the Subscriber to the Company for the Notes will be refunded to the Subscriber without interest and without deduction, and all of the obligations of the Subscriber hereunder shall terminate. To the extent that this Subscription is rejected in part, the Company shall refund to the Subscriber any payment made by the Subscriber to the Company with respect to the rejected portion of this Subscription without interest and without deduction, and all of the obligations of Subscriber hereunder shall remain in full force and effect except for those obligations with respect to the rejected portion of this Subscription, which shall terminate.

2.5           Joinder. By executing this Subscription Agreement, effective upon the acceptance of this Subscription Agreement by the Company, the Subscriber will become a party to that certain Note Purchase Agreement, dated as of May __, 2025 (the “Note Purchase Agreement”) and will be fully bound by, and subject to the terms and conditions of, the Note Purchase Agreement.

3.	Investment Representations and Warranties of the Subscriber. The Subscriber represents and warrants to the Company the following:

3.1           The information that the Subscriber has furnished on Exhibit A hereto regarding whether Subscriber qualifies as (i) an “accredited investor” as that term is defined in Rule 501 under Regulation D promulgated under the Securities Act of 1933, as amended (the “Act”), and/or (ii) a “qualified purchaser” as that term is defined in Regulation A promulgated under the Act, is correct and complete as of the date of this Agreement and will be correct and complete on the date, if any, that the Company accepts this subscription. Further, the Subscriber shall immediately notify the Company of any change in any statement made herein prior to the Subscriber’s receipt of the Company’s acceptance of this Subscription, including, without limitation, Subscriber’s status as an “accredited investor” and/or “qualified purchaser”. The representations and warranties made by the Subscriber may be fully relied upon by the Company and by any investigating party relying on them.

3.2           The Subscriber, if an entity, is, and shall at all times while it holds Notes remain, duly organized, validly existing and in good standing under the laws of the state or other jurisdiction of the United States of America of its incorporation or organization, having full power and authority to own its properties and to carry on its business as conducted. The Subscriber, if a natural person, is eighteen (18) years of age or older, competent to enter into a contractual obligation, and a citizen or resident of the United States of America. The principal place of business or principal residence of the Subscriber is as shown on the signature page of this Agreement.

3.3           The Subscriber has the requisite power and authority to deliver this Agreement, perform his, her or its obligations set forth herein, and consummate the transactions contemplated hereby. The Subscriber has duly executed and delivered this Agreement and has obtained the necessary authorization to execute and deliver this Agreement and to perform his, her or its obligations herein and to consummate the transactions contemplated hereby. This Agreement, assuming the due execution and delivery hereof by the Company, is a legal, valid and binding obligation of the Subscriber enforceable against the Subscriber in accordance with its terms.

3.4           At no time has it been expressly or implicitly represented, guaranteed or warranted to the Subscriber by the Company or any other person that:

a.	A percentage of profit and/or amount or type of gain or other consideration will be realized as a result of this investment; or
b.	The past performance or experience on the part of the Company and/or its officers or directors does not in any way indicate the predictable or probable results of the ownership of the Notes or the overall Company venture.

3.5           The Subscriber has received this Agreement and the Offering Circular. The Subscriber and/or the Subscriber’s advisors, who are not affiliated with and not compensated directly or indirectly by the Company or an affiliate thereof, have such knowledge and experience in business and financial matters as will enable them to utilize the information which they have received in connection with the Company and its business to evaluate the merits and risks of an investment, to make an informed investment decision and to protect Subscriber’s own interests in connection with the Purchase.

3.6           The Subscriber understands that the Notes being purchased are a speculative investment which involves a substantial degree of risk of loss of the Subscriber’s entire investment in the Noes. The Subscriber understands and is fully cognizant of the risk factors related to the purchase of the Notes. The Subscriber has read, reviewed and understood the risk factors set forth in the Offering Circular.

3.7           The Subscriber understands that any forecasts or predictions as to the Company’s performance are based on estimates, assumptions and forecasts that the Company believes to be reasonable but that may prove to be materially incorrect, and no assurance is given that actual results will correspond with the results contemplated by the various forecasts.

3.8           The Subscriber is able to bear the economic risk of this investment and, without limiting the generality of the foregoing, is able to hold this investment for an indefinite period of time. The Subscriber has adequate means to provide for the Subscriber’s current needs and personal contingencies and has a sufficient net worth to sustain the loss of the Subscriber’s entire investment in the Company.

3.9           The principal amount of Notes being purchased by the Subscriber does not exceed 10% of the greater of the Subscriber’s annual income or net worth (for natural persons), or 10% of the greater of Subscriber’s annual revenue or net assets at fiscal year-end (for non-natural persons).

3.10        The Subscriber has had an opportunity to ask questions of the Company or anyone acting on its behalf and to receive answers concerning the terms of this Agreement and the Notes, as well as about the Company and its business generally, and to obtain any additional information that the Company possesses or can acquire without unreasonable effort or expense, that is necessary to verify the accuracy of the information contained in this Agreement. Further, all such questions have been answered to the full satisfaction of the Subscriber.

3.11        The Subscriber agrees to provide any additional documentation the Company may reasonably request, including documentation as may be required by the Company to form a reasonable basis that the Subscriber qualifies as an “accredited investor” as that term is defined in Rule 501 under Regulation D promulgated under the Act, or otherwise as a “qualified purchaser” as that term is defined in Regulation A promulgated under the Act, or as may be required by the securities administrators or regulators of any state, to confirm that the Subscriber meets any applicable minimum financial suitability standards and has satisfied any applicable maximum investment limits.

3.12        The Subscriber understands that no state or federal authority has scrutinized this Agreement or the Notes offered pursuant hereto, has made any finding or determination relating to the fairness for investment of the Notes, has recommended or endorsed the Notes, and that the Notes have not been registered or qualified under the Act or any state securities laws, in reliance upon exemptions from registration thereunder.

3.13        The Subscriber understands that the Company has not been registered under the Investment Company Act of 1940. In addition, the Subscriber understands that the Company is not registered as an investment adviser under the Investment Advisers Act of 1940, as amended.

3.14        The Subscriber is subscribing for and purchasing the Notes without being furnished any offering literature, other than the Offering Circular and this Agreement, and such other related documents, agreements or instruments as may be attached to the foregoing documents as exhibits or supplements thereto, or as the Subscriber has otherwise requested from the Company in writing, and without receiving any representations or warranties from the Company or its agents and representatives other than the representations and warranties contained in said documents, and is making this investment decision solely in reliance upon the information contained in said documents and upon any investigation made by the Subscriber or Subscriber’s advisors.

3.15        The Subscriber’s true and correct full legal name, address of residence (or, if an entity, principal place of business), phone number, electronic mail address, United States taxpayer identification number, if any, and other contact information are accurately provided on signature page hereto. The Subscriber is currently a bona fide resident of the state or jurisdiction set forth in the current address provided to the Company. The Subscriber has no present intention of becoming a resident of any other state or jurisdiction.

3.16        The Subscriber is subscribing for and purchasing the Notes solely for the Subscriber’s own account, for investment purposes only, and not with a view toward or in connection with resale, distribution (other than to its shareholders or members, if any), subdivision or fractionalization thereof. The Subscriber has no agreement or other arrangement, formal or informal, with any person or entity to sell, transfer or pledge any part of the Notes, or which would guarantee the Subscriber any profit, or insure against any loss with respect to the Notes, and the Subscriber has no plans to enter into any such agreement or arrangement.

3.17        The Subscriber represents and warrants that the execution and delivery of this Agreement, the consummation of the transactions contemplated thereby and hereby and the performance of the obligations thereunder and hereunder will not conflict with or result in any violation of or default under any provision of any other agreement or instrument to which the Subscriber is a party or any license, permit, franchise, judgment, order, writ or decree, or any statute, rule or regulation, applicable to the Subscriber. The Subscriber confirms that the consummation of the transactions envisioned herein, including, but not limited to, the Subscriber’s Purchase, will not violate any foreign law and that such transactions are lawful in the Subscriber’s country of citizenship and residence.

3.18        The Company’s intent is to comply with all applicable federal, state and local laws designed to combat money laundering and similar illegal activities, including the provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “PATRIOT Act”). Subscriber hereby represents, covenants, and agrees that, to the best of Subscriber’s knowledge based on reasonable investigation:

(a)	None of the Subscriber’s funds tendered for the Purchase Price (whether payable in cash or otherwise) shall be derived from money laundering or similar activities deemed illegal under federal laws and regulations.
(b)	To the extent within the Subscriber’s control, none of the Subscriber’s funds tendered for the Purchase Price will cause the Company or any of its personnel or affiliates to be in violation of federal anti-money laundering laws, including (without limitation) the Bank Secrecy Act (31 U.S.C. 5311 et seq.), the United States Money Laundering Control Act of 1986 or the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, and/or any regulations promulgated thereunder.
(c)	When requested by the Company, the Subscriber will provide any and all additional information, and the Subscriber understands and agrees that the Company may release confidential information about the Subscriber and, if applicable, any underlying beneficial owner or Related Person[1] to U.S. regulators and law enforcement authorities, deemed reasonably necessary to ensure compliance with all applicable laws and regulations concerning money laundering and similar activities. The Company reserves the right to request any information as is necessary to verify the identity of the Subscriber and the source of any payment to the Company. In the event of delay or failure by the Subscriber to produce any information required for verification purposes, the subscription by the Subscriber may be refused.
(d)	Neither the Subscriber, nor any person or entity controlled by, controlling or under common control with the Subscriber, any of the Subscriber’s beneficial owners, any person for whom the Subscriber is acting as agent or nominee in connection with this investment nor, in the case of a Subscriber which is an entity, any Related Person is:
(i)	a Prohibited Investor;
(ii)	a Senior Foreign Political Figure, any member of a Senior Foreign Political Figure’s “immediate family,” which includes the figure’s parents, siblings, spouse, children and in-laws, or any Close Associate of a Senior Foreign Political Figure, or a person or entity resident in, or organized or chartered under, the laws of a Non-Cooperative Jurisdiction;

__________________

1 For purposes of this Section 3.18, the terms “Related Person”, “Prohibited Investor”, “Senior Foreign Political Figure”, “Close Associate”, “Non-Cooperative Jurisdiction” and

“Foreign Shell Bank” shall have the meanings described below: “Close Associate of a Senior Foreign Political Figure” shall mean a person who is widely and publicly known internationally to maintain an unusually close relationship with the Senior Foreign Political Figure, and includes a person who is in a position to conduct substantial domestic and international financial transactions on behalf of the Senior Foreign Political Figure; “Foreign Shell Bank” shall mean a Foreign Bank without a presence in any country.

(iii)	a person or entity resident in, or organized or chartered under, the laws of a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 or 312 of the PATRIOT Act as warranting special measures due to money laundering concerns; or Bank without a physical presence in any country, but does not include a regulated affiliate; “Foreign Bank” shall mean an organization that (i) is organized under the laws of a foreign country, (ii) engages in the business of banking, (iii) is recognized as a bank by the bank supervisory or monetary authority of the country of its organization or principal banking operations, (iv) receives deposits to a substantial extent in the regular course of its business, and (v) has the power to accept demand deposits, but does not include the U.S. branches or agencies of a foreign bank; “Non-Cooperative Jurisdiction” shall mean any foreign country that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Task Force on Money Laundering, of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur; “Prohibited Investor” shall mean a person or entity whose name appears on (i) the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Office of Foreign Assets Control; (ii) other lists of prohibited persons and entities as may be mandated by applicable law or regulation; or (iii) such other lists of prohibited persons and entities as may be provided to the Company in connection therewith; “Related Person” shall mean, with respect to any entity, any interest holder, director, senior officer, trustee, beneficiary or grantor of such entity; provided that in the case of an entity that is a publicly traded company or a tax qualified pension or retirement plan in which at least 100 employees participate that is maintained by an employer that is organized in the U.S. or is a U.S. government entity, the term “Related Person” shall exclude any interest holder holding less than 5% of any class of securities of such publicly traded company and beneficiaries of such plan; “Senior Foreign Political Figure” shall mean a senior official in the executive, legislative, administrative, military or judicial branches of a foreign government (whether elected or not), a senior official of a major foreign political party, or a senior executive of a foreign government-owned corporation. In addition, a Senior Foreign Political Figure includes any corporation, business or other entity that has been formed by, or for the benefit of, a Senior Foreign Political Figure.

(iv)	a person or entity who gives Subscriber reason to believe that its funds originate from, or will be or have been routed through, an account maintained at a Foreign Shell Bank, an “offshore bank,” or a bank organized or chartered under the laws of a Non-Cooperative Jurisdiction.
(e)	The Subscriber hereby agrees to immediately notify the Company if the Subscriber knows, or has reason to suspect, that any of the representations in this Section 3.18 have become incorrect or if there is any change in the information affecting these representations and covenants.
(f)	The Subscriber agrees that, if at any time it is discovered that any of the foregoing anti-money laundering representations are incorrect, or if otherwise required by applicable laws or regulations, the Company may undertake appropriate actions, and the Subscriber agrees to cooperate with such actions, to ensure compliance with such laws or regulations, including, but not limited to segregation and/or redemption of the Subscriber’s interest in the Notes.

3.19        The Subscriber confirms that the Subscriber has been advised to consult with the Subscriber’s independent attorney regarding legal matters concerning the Company and to consult with independent tax advisers regarding the tax consequences of investing through the Company. The Subscriber acknowledges that Subscriber understands that any anticipated United States federal or state income tax benefits may not be available and, further, may be adversely affected through adoption of new laws or regulations or amendments to existing laws or regulations. The Subscriber acknowledges and agrees that the Company is providing no warranty or assurance regarding the ultimate availability of any tax benefits to the Subscriber by reason of the Purchase.

4.	Tax Forms. The Subscriber will also need to complete an IRS Form W-9 or the appropriate Form W-8, which should be returned directly to the Company. The Subscriber certifies that the information contained in the executed copy (or copies) of IRS Form W-9 or appropriate IRS Form W-8 (and any accompanying required documentation), as applicable, when submitted to us will be true, correct and complete. The Subscriber shall (i) promptly inform us of any change in such information, and (ii) furnish to us a new properly completed and executed form, certificate or attachment, as applicable, as may be required under the Internal Revenue Service instructions to such forms, the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable Treasury Regulations or as may be requested from time to time by the Company.

5.	No Advisory Relationship. You acknowledge and agree that the purchase and sale of the Notes pursuant to this Agreement is an arms-length transaction between you and the Company. In connection with the purchase and sale of the Notes, the Company is not acting as your agent or fiduciary. The Company assumes no advisory or fiduciary responsibility in your favor in connection with the Notes or the corresponding project investments. The Company has not provided you with any legal, accounting, regulatory or tax advice with respect to the Notes, and you have consulted your own respective legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate.
6.	Bankruptcy. In the event that you file or enter bankruptcy, insolvency or other similar proceeding, you agree to use the best efforts possible to avoid the Company being named as a party or otherwise involved in the bankruptcy proceeding.
7.	Miscellaneous Provisions.

7.1           This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada (without regard to the conflicts of laws principles thereof).

7.2           All notices and communications to be given or otherwise made to the Subscriber shall be deemed to be sufficient if sent by electronic mail to such address as set forth for the Subscriber at the records of the Company (or that you submitted to us via the Site). You shall send all notices or other communications required to be given hereunder to the Company via email at www.connectinvest.com (with a copy to be sent concurrently via prepaid certified mail to: Connect Invest III LLC, 6700 Via Austi Parkway, Suite E, Las Vegas, Nevada 89119; Attention: Investor Relations. Any such notice or communication shall be deemed to have been delivered and received on the first business day following that on which the electronic mail has been sent (assuming that there is no error in delivery). As used in this Section 7.2, “business day” shall mean any day other than a day on which banking institutions in the State of Nevada are legally closed for business.

7.3           This Agreement, or the rights, obligations or interests of the Subscriber hereunder, may not be assigned, transferred or delegated without the prior written consent of the Company. Any such assignment, transfer or delegation in violation of this Section 7.3 shall be null and void.

7.4           The parties agree to execute and deliver such further documents and information as may be reasonably required in order to effectuate the purposes of this Agreement.

7.5           Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of each of the parties hereto.

7.6           If one or more provisions of this Agreement are held to be unenforceable under applicable law, rule or regulation, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

7.7           In the event that either party hereto shall commence any suit, action or other proceeding to interpret this Agreement, or determine to enforce any right or obligation created hereby, then such party, if it prevails in such action, shall recover its reasonable costs and expenses incurred in connection therewith, including, but not limited to, reasonable attorney’s fees and expenses and costs of appeal, if any.

7.8           This Agreement (including the exhibits and schedules attached hereto) and the documents referred to herein (including, without limitation, the Notes and the Note Purchase Agreement) constitute the entire agreement among the parties and shall constitute the sole documents setting forth terms and conditions of the Subscriber’s contractual relationship with the Company with regard to the matters set forth herein. This Agreement supersedes any and all prior or contemporaneous communications, whether oral, written or electronic, between you and the Company.

7.9           This Agreement may be executed in any number of counterparts, or facsimile counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

7.10        The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. The singular number or masculine gender, as used herein, shall be deemed to include the plural number and the feminine or neuter genders whenever the context so requires.

7.11        The parties acknowledge that there are no third-party beneficiaries of this Agreement, except for any affiliates of the Company that may be involved in the issuance or servicing of the Notes, which the parties expressly agree shall be third party beneficiaries hereof.

8.	Consent to Electronic Delivery. The Subscriber hereby agrees that the Company may deliver all notices, financial statements, valuations, reports, reviews, analyses or other materials, and any and all other documents, information and communications concerning the affairs of the Company and its investments required or permitted to be provided to the Subscriber under the Note Purchase Agreement or hereunder by means e-mail or by posting on an electronic message board or by other means of electronic communication. You will need to consent to transact business with the Company online and electronically. As part of doing business with the Company, therefore, the Company also needs you to consent to the Company giving you certain disclosures electronically, either via the Site or to the email address you provide to the Company. By entering into this Agreement, you consent to receive electronically all documents, communications, notices, contracts, and agreements arising from or relating in any way to your or the Company’s rights, obligations or services under this Agreement (each, a “Disclosure”). The decision to do business with the Company electronically is yours. This document informs you of your rights concerning Disclosures.

(a)    Scope of Consent. Your consent to receive Disclosures and transact business electronically, and the Company’s agreement to do so, applies to any transactions to which such Disclosures relate.

(b)  Consenting to Do Business Electronically. Before you decide to do business electronically with the Company, you should consider whether you have the required hardware and software capabilities described below.

(c)     Hardware and Software Requirements. In order to access and retain Disclosures electronically, you must satisfy the following computer hardware and software requirements: access to the Internet; an email account and related software capable of receiving email through the Internet; a web browser which is SSL-compliant and supports secure sessions; and hardware capable of running this software.

(d)    How to Contact the Company Regarding Electronic Disclosures. You can contact the Company via email at www.connectinvest.com.

You may also reach us in writing at the following address: Connect Invest III LLC, 6700 Via Austi Parkway, Suite E, Las Vegas, Nevada 89119; Attention: Investor Relations. You agree to keep the Company informed of any change in your email or home mailing address so that you can continue to receive all Disclosures in a timely fashion. If your registered e-mail address changes, you must notify the Company of the change by sending an email to www.connectinvest.com. You also agree to update your registered residence address and telephone number on the Site if they change. You will print a copy of this Agreement for your records, and you agree and acknowledge that you can access, receive and retain all Disclosures electronically sent via email or posted on the Site.

9.	Consent to Electronic Delivery of Tax Documents.

(a)          Please read this disclosure about how the Company will provide certain documents that it is required by the Internal Revenue Service (the “IRS”) to send to you (“Tax Documents”) in connection with your Notes. A Tax Document provides important information you need to complete your tax returns. Tax Documents include Form 1099. Occasionally, the Company is required to send you corrected Tax Documents. Additionally, the Company may include inserts with your Tax Documents. The Company is required to send Tax Documents to you in writing, which means in paper form. When you consent to electronic delivery of your Tax Documents, you will be consenting to delivery of Tax Documents, including these corrected Tax Documents and inserts, electronically instead of in paper form.

(b)           Agreement to Receive Tax Documents Electronically. By executing this Agreement, you are consenting in the affirmative that the Company may send Tax Documents to you electronically and acknowledging that you are able to access Tax Documents from the Site. If you subsequently withdraw consent to receive Tax Documents electronically, a paper copy will be provided. Your consent to receive the Tax Documents electronically continues for every tax year until you withdraw your consent.

(c)         How the Company Will Notify You That a Tax Document is Available. On or before the required IRS-designated due date for your Tax Document, you will receive an electronic notification via email when your Tax Documents are ready for access on the Site. Your Tax Documents are maintained on the Site through at least October 15 of the applicable tax year, at a minimum, should you ever need to access them again.

(d)         Your Option to Receive Paper Copies. To obtain a paper copy of your Tax Documents, you can print one by visiting the Site. You can also contact the Company at 2140 E. Pebble Road, Suite 150, Las Vegas, Nevada 89123 and request a paper copy.

(e)             Withdrawal of Consent to Receive Electronic Notices. You can withdraw your consent before the Tax Document is furnished by mailing a letter including your name, mailing address, effective tax year, and indicating your intent to withdraw consent to the electronic delivery of Tax Documents to:

Connect Invest III LLC
Attention: Investor Relations
6700 Via Austi Parkway, Suite E
Las Vegas, Nevada 89119

If you withdraw consent to receive Tax Documents electronically, a paper copy will be provided. Your consent to receive the Tax Documents electronically continues for every tax year until you withdraw your consent.

(f)            Termination of Electronic Delivery of Tax Documents. The Company may terminate your request for electronic delivery of Tax Documents without your withdrawal of consent in writing in the following instances:

·	You don't have a password for your Company account
·	Your Company account is closed
·	You were removed from the Company account
·	Your role or authority on the Company account changed in a manner that no longer allows you to consent to electronic delivery
·	The Company received three consecutive email notifications that indicate your email address is no longer valid
·	The Company cancels the electronic delivery of Tax Documents

(g)         You Must Keep Your E-mail Address Current With the Company. You must promptly notify the Company of a change of your email address. If your mailing address, email address, telephone number or other contact information changes, you may also provide updated information by contacting the Company at www.connectinvest.com.

(h)         Hardware and Software Requirements. In order to access and retain Tax Documents electronically, you must satisfy the computer hardware and software requirements as set forth above in Section 9(c) of this Agreement. You will also need a printer if you wish to print Tax Documents on paper, and electronic storage if you wish to download and save Tax Documents to your computer.

10.	Limitations on Damages. IN NO EVENT SHALL THE COMPANY BE LIABLE TO THE SUBSCRIBER FOR ANY LOST PROFITS OR SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING SHALL BE INTERPRETED AND HAVE EFFECT TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, RULE OR REGULATION.
11.	Authority. By executing this Agreement, you expressly acknowledge that you have reviewed this Agreement and the Offering Circular for this particular subscription.

[Signature page to follow]

IN WITNESS WHEREOF, the Subscriber, or its duly authorized representative(s), hereby acknowledges that it has read and understood the risk factors set forth in the Offering Circular, and has hereby executed and delivered this Agreement, and delivered herewith the Purchase Price, as of the date set forth above.

THE SUBSCRIBER:

____________________________________

Print Name of Subscriber

____________________________________

Description of Entity (if applicable)

____________________________________

Signature of Subscriber

____________________________________

Name of Person Signing on behalf of Subscriber

____________________________________

Title (if applicable)

Address of Subscriber:

____________________________________

____________________________________

____________________________________

Telephone: ___________________________

Email: _______________________________

Dollar amount Class A-1 Notes

Purchased: $

Dollar amount of Class A-2 Notes

Purchased: $

AGREED AND ACCEPTED BY:

CONNECT INVEST III LLC

By: _______________________

Name: Todd B. Parriott

Title: Chief Executive Officer

EXHIBIT A – SUBSCRIBER QUALIFICATION

Subscriptions will be accepted only from persons who qualify as eligible investors within the meaning of applicable federal and state securities regulations. Unless otherwise indicated, responses should be given by reference to the specific person for whose account the Notes are being acquired. The Subscriber may be required to provide such further information and execute and deliver such documents as the Company may reasonably request to verify that the Subscriber qualifies as an eligible investor.

QUALIFIED PURCHASER STATUS

I understand that to purchase Notes, I must either (1) be an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated under the Act or (2) limit my investment in Notes to a maximum principal amount of (a) 10% of my net worth or annual income, whichever is greater, if I am a natural person or (b) 10% of my revenues or net assets, which is greater, for my most recently completed fiscal year, if I am a non-natural person. I also understand that if I qualify under clause (2) above, I do not need to be an “accredited investor” in order to participate in the offering.

I understand that if I am a natural person I should determine my net worth for purposes of these representations by calculating the difference between my total assets and total liabilities.  I understand this calculation must exclude the value of my primary residence and any indebtedness secured by my primary residence (up to an amount equal to the value of my primary residence).  In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Notes.

I hereby represent and warrant that I meet the qualifications to purchase Notes because (please mark one):

__  I am a NATURAL PERSON, and the aggregate purchase price for the Notes I am purchasing in the offering does not exceed 10% of my net worth or annual income, whichever is greater.

__  I am a NON-NATURAL PERSON, and the aggregate purchase price for the Notes I am purchasing in the offering does not exceed 10% of my revenues or net assets, whichever is greater for my most recently completed fiscal year.

__  This investment exceeds the 10% limit described above and I am an accredited investor. (Please complete the next pages)

1

If you marked that you are an accredited investor, please identify which of the categories of “accredited investor” applies to you by checking the appropriate box below.

TO BE COMPLETED ONLY BY THOSE INVESTORS WHO REPRESENT THAT THIS INVESTMENT EXCEEDS THE 10% LIMITS DESCRIBED ABOVE.

ACCREDITED INVESTOR STATUS

If you checked the “accredited investor” box above, please indicate under which of the following tests you qualify. (Please check all that apply.)

FOR NATURAL PERSONS:

[_]	The subscriber is a natural person whose individual net worth, or joint net worth with that person's spouse, at the time of purchase exceeds $1,000,000, excluding the value of the subscriber’s primary residence.[1]
[_]	The subscriber is a natural person with individual income (without including any income of the subscriber’s spouse) in excess of $200,000 or joint income with that person’s spouse of $300,000, in each of the two most recent years and who reasonably expects to reach the same income level in the current year.

FOR ENTITIES:

[_]	The subscriber is an entity with total assets in excess of $5,000,000 that was not formed for the purpose of investing in the Notes is one of the following:
[_]	a company;
[_]	a partnership;
[_]	a limited liability company;

___________________

1       An individual need not deduct from his or her net worth the amount of mortgage debt secured by an excluded primary residence, except to the extent that the amount of the mortgage liability exceeds the fair value of the residence.

2

[_]	a business trust; or
[_]	a tax-exempt organization described in Section 501(c)(3) of the Code.
[_]	The subscriber is a personal (non-business) trust, other than an employee benefit trust, with total assets in excess of $5,000,000 that was not formed for the purpose of investing in the Notes and whose decision to invest in the Notes has been directed by a person who has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment.
[_]	The subscriber is an employee benefit plan within the meaning of Title I of ERISA, (including an individual retirement account) which satisfies at least one of the following conditions:
[_]	it has total assets in excess of $5,000,000;
[_]	the investment decision is being made by a plan fiduciary that is a bank, savings and loan association, insurance company or registered investment adviser; or
[_]	it is a self-directed plan (i.e., a tax-qualified defined contribution plan in which a participant may exercise control over the investment of assets credited to his or her account) and the decision to invest is made by those participants investing, and each such participant qualifies as an accredited investor.
[_]	The subscriber is an employee benefit plan established and maintained by a state, its political subdivisions or any agency or instrumentality of a state or its political subdivisions, that has total assets in excess of $5,000,000.
[_]	The subscriber is licensed, or subject to supervision, by federal or state examining authorities such as a “bank,” “savings and loan association,” “insurance company,” or “small business investment company” (as such terms are used and defined in 17 CFR §230.501(a)) or is an account for which a bank or savings and loan association is subscribing in a fiduciary capacity.
[_]	The subscriber is registered with the Securities and Exchange Commission as a broker or dealer or an investment company; or has elected to be treated or qualifies as a “business development company” (within the meaning of Section 2(a)(48) of the Investment Company Act of 1940, as amended, or Section 202(a)(22) of the Investment Advisers Act of 1940, as amended).
[_]	The subscriber is an entity in which all of the equity owners are persons described above.

3